Thornburg Investment Trust 485BPOS

Exhibit (h)(8)

AMENDMENT TO

FUND ACCOUNTING AND SUPPORT SERVICES AGREEMENT

This Amendment to the Fund Accounting and Support Services Agreement is made as of December 21st, 2020 by and between Thornburg Investment Trust (the “Fund”) and State Street Bank and Trust Company (“State Street”). Capitalized terms used in this Amendment without definition shall have the respective meanings given to such terms in the Fund Accounting and Support Services Agreement referred to below.

WHEREAS, the Fund and State Street entered into a Fund Accounting and Support Services Agreement effective as of January 1, 2018 (as amended, restated, supplemented or otherwise modified from time to time and as in effect, the “Agreement”); and

WHEREAS, the Fund and State Street desire to amend the Agreement, as more particularly set forth herein.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to amend the Agreement, pursuant to the terms thereof, as follows:

1.	Amendments. The Agreement is hereby amended as follows:

The first sentence of Section 13 is hereby amended and restated in its entirety to read as follows:

“This Agreement shall remain in full force and effect for an initial term ending January 1, 2024 (the “Initial Term”).”

2.	Miscellaneous.

(a)	Except as expressly amended by this Amendment, all provisions of the Agreement shall remain in full force and effect.

(b)	This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

[Signature page follows.]

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in its name and behalf by its duly authorized representative as of the date first above written.

THORNBURG INVESTMENT TRUST

By:	/s/ Curtis Holloway
Name:	Curtis Holloway
Title:	Treasurer

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael A. Foutes
Name:	Michael A. Foutes
Title:	Managing Director

State Street: Limited Access

2